Exhibit 10.9

As of August 1, 2023

Mr. James Barge

Via E-Mail Delivery

RE: Employment Agreement

Dear Mr. Barge:

On behalf of Lions Gate Entertainment Corp. (the “Company” or “Lions Gate”), this agreement (“Agreement”) shall confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1. TERM

(a) The term of this Agreement will begin August 1, 2023 and end July 31, 2026, subject to earlier termination as provided for in Section 8 below (the “Term”). Until August 1, 2023, the employment agreement dated November 19, 2019 between the Company and Employee (the “Prior Agreement”) governed the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as the Company’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer (the “CEO”), currently Jon Feltheimer, or the Company’s designee. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company.

(b) So long as Employee’s employment shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

(c) Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

(d) Effective as of the first day after the Term concludes and provided that: (i) Employee is not in uncured material breach hereof; and, (ii) Employee’s employment with the Company has not previously terminated pursuant to Sections 8(a)(ii)-8(a)(vi) below, Employee and the Company will enter into a consulting services agreement (“Consulting Services Agreement”) in

Mr. James Barge

As of August 1, 2023

substantially the form attached hereto as Exhibit A, which shall be in full force and effect as of the first day after the conclusion of the Term. For the sake of clarity, if Employee’s employment with the Company is terminated pursuant to Sections 8(a)(ii)-8(a)(vi) at or prior to the conclusion of the Term, the Consulting Services Agreement shall be of no effect. In the event that the Company and Employee mutually agree during the Term that Employee shall not enter into the Consulting Services Agreement, the parties shall confirm that mutual agreement in writing and neither party shall have any duties or obligations under the Consulting Services Agreement.

2. COMPENSATION

(a) Salary. During the Term, Employee will be paid the base salary at the annual rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (“Base Salary”), subject to legally required and authorized deductions and withholdings, payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses with an annual target opportunity of two hundred forty percent (240%) of Employee’s base salary at the full discretion of the Compensation Committee (the “CCLG”) of the Board of Directors (the “Board”) of Lions Gate (in consultation with the Company’s CEO). Any bonus is not earned or owed until the date it is actually paid. For this reason, to be eligible to receive an annual performance bonus, Employee must be employed with the Company on the date the bonus is paid. Notwithstanding the foregoing, in the event that Employee’s employment with the Company does not continue beyond the Term or Employee’s employment is terminated pursuant to Sections 8(a)(ii), 8(a)(iii), 8(a)(v) or 8(a)(vi) of the Agreement, Employee shall remain eligible to receive a prorated bonus based upon the number of days Employee worked for the Company during the fiscal year in which the termination occurs, provided Employee timely executes (and does not revoke if applicable) a general release of claims as set forth in Section 8(a)(v). Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) and at the same time as bonuses are regularly paid to similarly-situated employees.

(d) Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and any deductions as permitted by law and authorized by Employee.

Mr. James Barge

As of August 1, 2023

3. BENEFITS

(a) Employee will be eligible to participate in all benefit plans to the same extent as other similarly situated employees of the Company (including the Company’s Chief Operating Officer and division heads) and in all events subject to the terms of such plans as in effect from time to time. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

(b) During the Term, the Company shall pay for the services of an assistant to the extent available in keeping with the Company’s policy and practice for the Company’s policy and practice for the Company’s Chief Operating Officer and division heads.

4. VACATION AND EXPENSES

(a) Employee shall be entitled to take paid time off without a reduction in salary subject to: (i) the approval of Employee’s supervisor; and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.

(b) Employee will be eligible to be reimbursed for any necessary and reasonable business expenses in accordance with the Company’s current Travel and Expense policy.

(c) In addition, to the extent the following are within the Company’s policy and practice then in effect for similarly situated employees (including the Company’s Chief Operating Officer and division heads), Employee shall be entitled to (i) business class travel in accordance with the Company’s Travel and Expense policy; (ii) all customary “perqs” of division heads and the Chief Operating Officer of the Company; (iii) a cellular phone, which may be expensed; (iv) a reserved parking space; and, (v) reimbursement for all expenses reasonably incurred in connection with Employee’s employment.

(d) The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons (including the Company’s Chief Operating Officer and division heads) and does not single out Employee.

5. STOCK

(a) Annual Equity Awards. The Company shall request that, at the first meeting of the CCLG of Lions Gate to be held following each of July 1, 2024, July 1, 2025 and July 1, 2026 (the date of each such meeting, an “Annual Award Date”) and subject to Employee’s continued employment with the Company through the applicable Annual Award Date, the CCLG grant Employee an annual equity award (each, an “Annual Equity Award,” and collectively, the

Mr. James Barge

As of August 1, 2023

“Annual Equity Awards”) equivalent in total value to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), to be allocated as follows:

(i)

An award of Lions Gate restricted share units, such award to have a value as determined under Section 5(b) equal to One Million Two Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($1,237,500.00) (the “Annual Time-Based RSU Award”);

(ii)

A non-qualified stock option to purchase Lions Gate’s Class B non-voting common shares (“Class B Shares”), such option to have a value as determined under Section 5(b) equal One Million Two Hundred Seventy-Five Thousand and 00/100 Dollars ($1,275,000.00) (the “Annual Time-Based Option”); and,

(iii)

An additional award of Lions Gate performance-based restricted share units, such award to have a value for performance at target as determined under Section 5(b) equal to One Million Two Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($1,237,500.00) (the “Annual Performance-Based RSU Award”).

(b) Determination of Annual Equity Awards. Unless otherwise provided by the CCLG in its sole discretion in approving the particular grant, the number of Class B Shares subject to such Annual Equity Awards shall be determined as follows:

(i)

the number of Class B Shares subject to each Annual Time-Based RSU Award and Annual Performance-Based RSU Award shall be determined by dividing the applicable dollar amount for such award set forth above by the closing price (in regular trading) of a share of Lions Gate Class B Shares on the New York Stock Exchange on the Annual Award Date (the “Annual Closing Price”); and,

(ii)

the number of Class B Shares subject to each Annual Time-Based Option shall be determined by dividing the applicable dollar amount for such award set forth above by the per-share fair value of the option on the Annual Award Date (such per-share value to be based upon the Black—Scholes or similar valuation method and assumptions then generally used by Lions Gate in valuing its options for financial statement purposes). The exercise price per share for the Annual Time-Based Option shall be the Annual Closing Price.

Mr. James Barge

As of August 1, 2023

(c) Vesting of Annual Equity Awards. Unless otherwise provided by the CCLG in approving the particular equity award and subject to Section 5(e) below, such Annual Equity Awards shall vest (or be eligible to vest) as follows:

(i)

each Annual Time-Based RSU Award and Annual Time-Based Option shall vest as to one-third of the shares subject to the applicable award on each of the first, second and third anniversaries of the applicable Annual Award Date. Each RSU subject to an Annual Time-Based RSU Award shall be payable upon vesting of the RSU, as determined by the CCLG in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each RSU so vested) equal to the fair market value (as determined under the Plan) of a Class B Share on the vesting date. Each Annual Time-Based Option may be exercised only if and to the extent vested; and,

(ii)

each Annual Performance-Based RSU Award shall be eligible to vest as to one-third of the shares subject to the applicable award on each of the first, second and third anniversaries of the applicable Annual Award Date (each, an “Annual Performance Vesting Date”). The vesting of the Annual Performance-Based RSU Award on each respective Annual Performance Vesting Date shall be based upon Company, divisional and individual performance during the prior fiscal year as determined by the CCLG, in consultation with the Company’s CEO, currently Jon Feltheimer, or the Company’s designee(s), on each respective Annual Performance Vesting Date based in part on metrics established annually by the CCLG, in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee. Determination of the vesting of the Annual Performance-Based RSU Award on each respective Annual Performance Vesting Date, if any, shall be made by the CCLG in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee. Each RSU subject to an Annual Performance-Based RSU Award shall be payable upon vesting of the RSU, as determined by the CCLG in its sole discretion, in the form of either Class B Shares, Class A Shares, cash or any combination of the foregoing, with such payment in any case to have an aggregate value (for each RSU so vested) equal to the fair market value (as determined under the Plan, as defined herein) of a Class B Share on the vesting date. Any portion of any such award that is eligible to vest on a particular Annual Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of an Annual Performance-Based RSU Award eligible to vest on any such Annual Performance Vesting Date that does not vest on that date may vest on any future Annual Performance Vesting Date (but in no event shall any such award vest as to more than 100% of the shares subject to such award).

Mr. James Barge

As of August 1, 2023

(d) Terms of Awards in General. Each of the Annual Equity Awards, if granted, set forth above shall be granted in accordance with the terms and conditions of the Lions Gate 2023 Performance Incentive Plan or a successor plan thereto (the “Plan”). Each of the Annual Equity Awards, if granted, shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of the applicable type of award under the Plan.

(e) Continuance of Employment. Subject to Section 5(f) below and Section 2.2 of the Consulting Services Agreement, the vesting schedule in Section 5(c) above require Employee’s continued employment (and pursuant to the terms of the Consulting Services Agreement, consultation) with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the equity awards and the rights and benefits thereto. Except as expressly provided herein, Employee’s then-unvested awards will terminate on any termination of Employee’s employment with the Company, however caused, and Employee will have no further rights with respect thereto.

(f) Acceleration of Equity Awards.

(i)

In the event that Employee’s employment terminates due to Employee’s death pursuant to Section 8(a)(ii) or disability pursuant to Section 8(a)(iii), the portions of the Annual Equity Awards (if any) that are then granted, outstanding and not yet vested, and scheduled to vest within the period of twenty-four (24) months following the date of such termination of Employee’s employment, shall accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v) in the event of a termination pursuant to Section 8(a)(iii)). Any portion of each such award that is not vested, after giving effect to such acceleration provision, shall terminate on Employee’s termination date).

(ii)

In the event that during the Term of this Agreement: (A) Employee’s employment terminates due to a termination “without cause” (and other than a termination described in paragraph (iii) of this Section 5(f)) pursuant to Section 8(a)(v); (B) the employment of both Jon Feltheimer and Michael Burns with the Company terminates (the second such termination to occur, a “Change in Management”) and on or within twelve (12) months following such Change in Management, Employee’s employment is terminated by Employee for “Good Reason” (as defined in Section 8(a)(vi) below); or (C) a Change of Control (as defined herein) occurs during the Term of this Agreement and on or within twelve (12) months following such Change of Control, Employee’s employment is terminated by Employee for “Good Reason,” in each case subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v): (x) the portions of Annual

Mr. James Barge

As of August 1, 2023

Equity Awards (if any), that are then granted, outstanding and not yet vested, and scheduled to vest within the period of twelve (12) months following the date of such termination of Employee’s employment, shall accelerate and become fully vested as of the termination date; and (y) fifty percent (50%) of the portions of the Annual Equity Awards (if any) that are then granted, outstanding and not yet vested, and are scheduled to vest within the period commencing twelve (12) months following such termination of employment and ending twenty-four (24) months following such termination of employment, shall accelerate and become fully vested as of the termination date (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)). Any portion of each such award that is not vested after giving effect to such acceleration provision shall terminate on Employee’s termination date.

(iii)

In the event that a Change of Control (as defined herein) occurs during the Term of this Agreement and on or within twelve (12) months following such Change of Control, Employee’s employment is terminated by the Company “without cause” (as such term is defined in Section 8 below), the following provisions shall apply:

(A)

the portions of the Annual Equity Awards (if any), that have been granted prior to Employee’s termination date and are then outstanding and not yet vested, shall immediately accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)); and,

(B)

with respect to the portions of each Annual Equity Award(s) (if any) that: (I) are contemplated by Section 5(a) above; and (II) have not been granted and are scheduled to be granted pursuant to Section 5(a) above after the date of Employee’s termination (each, an “Ungranted Annual Equity Award”), Employee shall be entitled to a lump sum payment (subject to Employee’s provision of a general release of claims in accordance with Section 8(a)(v)), in an amount equal to fifty percent (50%) of the aggregate dollar value of all such Ungranted Annual Equity Awards set forth in Section 5(a) above, to be made not later than sixty (60) days after Employee’s termination date (provided, that if such 60-day period spans two calendar years, such payment will be made in the second year), in an amount equal to fifty percent (50%) of the aggregate dollar value of all such Ungranted Annual Equity Awards as set forth in Section 5(a) above. Such payment shall be made in cash, provided that the Company may, at its election, provide for Lions Gate to make such payment in the form of a number of Class B Shares determined by dividing the dollar amount of such payment by the closing price (in regular trading) of the Class B Shares on the payment date.

Mr. James Barge

As of August 1, 2023

(iv)

For any other equity-based awards granted during the Term at any time after the date of this Agreement (unless otherwise expressly provided by the CCLG at the time it approves the applicable grant), the provisions for accelerated vesting of equity awards in this Section 5(f) (other than the cash payment provided in Section 5(f)(iii)(B)) shall apply to such awards.

(g) Definition of Change of Control. For the purposes of this Agreement, “Change of Control” shall mean:

(i)

if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control thirty-three percent (33%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Thirty-Three Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(ii)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate’s assets (or consummation of any transaction, or series of related transactions, having similar effect), other than in the context of a spin-off, split-off, issuance of a tracking stock or other related transaction;

(iii)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors (with “incumbent director” to mean any individual: (x) who serves on the Board as of the Effective Date; or, (y) who becomes a director after the Effective Date and whose election (or nomination for election by Lions Gate’s shareholders) was approved by a vote of at least two-thirds of the incumbent directors then serving on the

Mr. James Barge

As of August 1, 2023

Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice, and excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;

(iv)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Thirty-Three Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)

if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Thirty-Three Percent Holder.

(h) Compensation Committee Discretion. Notwithstanding the foregoing provisions of this Section 5, the CCLG shall have the discretion to determine at the time of grant of each Annual Equity Award the percentage of the total value of the Annual Equity Award that will be allocated to either restricted share units or to stock options, including flexibility to determine that the entire Annual Equity Award will be in the form of restricted share units, share appreciation rights, or stock options. The Company shall also have discretion to determine whether each such award will be subject only to time-based vesting requirements or will be subject to performance-based vesting requirements in addition to time-based vesting.

Mr. James Barge

As of August 1, 2023

6. EMPLOYEE HANDBOOK

Employee agrees that the Lions Gate Employee Handbook and applicable state supplement (collectively, the “Handbook”) outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of the Handbook. Employee further acknowledges and agrees that it is Employee’s obligation to read, understand and adhere to the rules and policies set forth in the Handbook. However, the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate and in its sole discretion. Please be advised that Employee shall also be obligated to abide by the policies on the Company’s intranet site as not all Company policies are included in the Handbook.

7. PUBLIC MORALS

Employee shall act at all times with due regard to public morals, conventions and Company policies. If at any time, in the opinion of the Company, Employee shall have committed or does commit any act, or if Employee shall have conducted or does conduct Employee’s behavior in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Employee to public disrepute, contempt, scandal or ridicule, or which is widely deemed by members of the general public to embarrass, offend, insult, or denigrate individuals or groups, or which might tend to reflect unfavorably upon the Company, its image, or goodwill, the Company shall have the right to terminate this Agreement upon notice to Employee given at any time following the date on which the commission of such act, or such conduct, shall have become known to the Company pursuant to Section 8(a)(iv)(E) of this Agreement. For clarity and by way of example, the Company shall have the right to terminate Employee’s employment under this Section in situations including, without limitation, Employee engaging in: harassing conduct, including without limitation sexual harassment, to any individual or group; discriminatory conduct toward any individual or group; dishonesty (such as fraud); base, vile, or depraved conduct that is shocking to a reasonable person; assault, including without limitation sexual assault, physical assault, and rape; sexual misconduct; arson; burglary; abuse, including without limitation child or domestic abuse; hit and run; theft or robbery; manslaughter, murder, or attempted murder; perjury; possession for sale of controlled substances.

8. TERMINATION

(a)	This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

Mr. James Barge

As of August 1, 2023

(iii)

Employee having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s essential job functions hereunder for a period of ninety (90) days or more within a one hundred twenty (120) day period, provided that Employee has not cured disability within fifteen (15) days of written notice, and such termination is legally permissible at such time;

(iv)	Termination by the Company of Employee’s employment for “cause.” As used herein, “cause” is defined as the occurrence of any of the following:

(A)

Employee’s conviction of a felony or plea of nolo contendere to a felony that has a direct and adverse relationship with Employee’s specific job duties (which Employee agrees, given the nature of Employee’s job position, is any felony conviction or plea of nolo contendere for any crime other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee;

(D)	material breach of any of the Company’s policies; or

(E)

any offense: (i) involving moral turpitude under federal, state or local laws, or which brings Employee to public disrepute, contempt, scandal or ridicule; and, (ii) which has a substantial adverse effect on the business or reputation of the Company, including but not limited to, termination pursuant to Section 7.

Prior to terminating Employee’s employment for “cause,” the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are capable of cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If cure is not possible or Employee has failed to cure, Employee’s employment shall terminate upon the fifteenth (15th) day following notice of termination.

(v)

Termination by the Company of Employee’s employment “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 8(a)(i)-(iv) above. In the event of a termination “without cause” (other than in the circumstances described in Section 8(a)(vi)

Mr. James Barge

As of August 1, 2023

below), and subject to Employee’s timely execution and delivery to the Company of a general release of claims in a form provided to Employee by the Company (and subject to Employee not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to the greater of: (A) fifty percent (50%) of the aggregate amount of the base salary that Employee would have been entitled to receive pursuant to Section 2(a) hereof for the period commencing on the date of such termination and ending of the last day of the scheduled Term then in effect had Employee continued to be employed with the Company through the last day of the scheduled Term; or (B) a cash amount equivalent to eighteen (18) months of Employee’s base salary at the rate then in effect. Subject to the release provision set forth above, such payment shall be made in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amounts referred to in this Section 8(a)(v) and Section 8(a)(vii), in addition to the Company’s payment of the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee.

(vi)

The foregoing notwithstanding, if Employee’s employment with the Company terminates without cause as defined in Section 8(a)(v) or for “Good Reason” as defined below, on or within twelve (12) months following a Change of Control (as defined in Section 5(g)) or a Change in Management (as defined in Section 5(f)), then in lieu of the severance provided in Section 8(a)(v) above, Employee shall be entitled to receive a severance payment equal to the greater of: (A) one hundred percent (100%) of the aggregate amount of the base salary that Employee would have been entitled to receive pursuant to Section 2(a) hereof the period commencing on the date of such termination and ending on the last day of the scheduled Term then in effect had Employee continued to be employed with the Company through the last day of the scheduled Term; or (B) a cash amount equivalent to eighteen (18) months of Employee’s base salary at the rate then in effect; provided, however, that Employee’s right to receive such payment shall be subject to satisfaction of the requirement to provide a general release of claims in accordance with Section 8(a)(v) above. Such payment shall be made in cash in a lump sum

Mr. James Barge

As of August 1, 2023

as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amounts referred to in this Section 8(a)(vi) and Section 8(a)(vii), in addition to the Company’s payment of the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee. For avoidance of doubt, in no case will Employee receive the benefits under both Section 8(a)(v) and Section 8(a)(vi).

For purposes of this Agreement, “Good Reason” shall mean (without Employee’s consent) any: (w) material diminution by the Company in Employee’s duties, responsibilities and authority as measured against Employee’s responsibilities prior to the Change of Control or Change in Management, as applicable; (x) any change in the position to which Employee reports which results in Employee reporting to individuals with a materially lower level of authority than the individuals to whom Employee reports as of the date hereof; (y) a requirement that Employee be based in a location that is located twenty-five (25) miles or more outside of the greater Los Angeles, California area (other than as contemplated by Section 1(c) above); or, (z) a material breach of the Agreement by the Company; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition; and, (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” For these purposes, if the Company is purchased by another entity, it shall not be considered a material diminution in responsibility if Employee is made Chief Financial Officer at that other entity. However, it shall be considered a material diminution in responsibility if Employee is required to report to another employee performing a finance role in such other entity (Chief Financial Officer or otherwise) unless Employee consents.

Mr. James Barge

As of August 1, 2023

(vii)

In addition, if Employee becomes entitled to receive the severance benefits provided in either Section 8(a)(v) or 8(a)(vi) above, and subject to the release requirements set forth therein, Employee shall also be entitled to: (A) remaining eligible for any prorated bonus due under Section 2(c) for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee (any such bonus to be paid at the time provided in Section 2(c) above and no such bonus to be payable for any fiscal year subsequent to the year of termination of employment); (B) any amounts due under Section 5(f); and, (C) if Employee opts to convert and continue Employee’s health insurance after the termination date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Company shall pay, on Employee’s behalf, Employee’s COBRA premiums until the earliest of: (i) the last day of the eighteen (18) month period after the separation date; (ii) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA, or (iii) the date Employee and/or Employee’s covered dependents become eligible to receive group health plan coverage from a subsequent employer. Following the above COBRA continuation period, should Employee continue to elect COBRA continuation coverage, all COBRA costs shall be borne by Employee. Employee hereby agrees to promptly notify the Company when the Employee and/or Employee’s covered dependents become eligible for group health plan coverage from another employer. The Company’s payment of the amounts referred to herein, and in Sections 8(a)(v) or Section 8(a)(vi) (as applicable), in addition to the Company’s payment of the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee.

(b) In the event that Employee is terminated, however caused: (A) the Company shall pay to Employee any base salary that had accrued but has not been paid as of the date of termination; (B) Employee shall be reimbursed for an approved, unreimbursed business expenses so long as appropriate receipts and/or documentation has been provided to Company; and (C) the Company shall pay to Employee any vested and nonforfeitable amounts due under the terms of a Company benefit plan in which Employee participated. Following Employee’s termination, however caused, Sections 10, 12, 14 and 15 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

9. EXCLUSIVITY AND SERVICE

Employee agrees that during the term of Employee’s employment with the Company, Employee will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will Employee engage in any

Mr. James Barge

As of August 1, 2023

other activities that conflict with Employee’s obligations to the Company. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

10. INTELLECTUAL PROPERTY

(a) Employee agrees that the Company is and shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Employee’s services, work and labor in connection with Employee’s employment by the Company, during the Term and any other period of employment with the Company, free and clear of any claims, liens or encumbrances. Employee shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all work product, intellectual property, works of authorship, developments, clients and potential client lists, discoveries, inventions, improvements, conceptions, ideas, writings, processes, information, trademarks, logos, or other source identifiers, marketing plans, software, formulae, designs, schematics, discoveries, inventions, algorithms, contracts, methods, works, improvements on existing processes, and devices, whether or not reduced to practice, patentable or copyrightable, which are conceived, created, reduced to practice, made, acquired, or written by Employee, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company and whether or not during normal business hours) and which (a) are conceived, created or reduced to practice through any use of Company facilities, resources, supplies, information, trade secrets, or equipment; (b) relate to the work or services Employee performs or performed for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research and/or development (or that of the Company’s parent, affiliates, or subsidiaries) (collectively, the “Work Product”) as well as all copyrights, know-how, trade secrets, trademarks, domain names, source identifiers, patents, publication rights, and other intellectual property or proprietary rights in or covering any Work Product (whether or not registered or published), including all applications, registrations, renewals, extensions and goodwill, and including all rights to sue and recover for any past, present and future infringement or violation throughout the universe (collectively, together with the Work Product, the “Proprietary Rights”).

Mr. James Barge

As of August 1, 2023

(b) Works prepared by Employee within the scope of Employee’s employment with the Company or any of its parent, affiliates, or subsidiaries are works made for hire pursuant to the United States Copyright Act. To the extent any of the rights, title and interest in the Proprietary Rights is not, or may not be, vested in the Company by operation of law under the United States Copyright Act, subject to Section 10(d) below, and to the maximum extent permitted by applicable law, Employee hereby assigns and transfers, and agrees to assign and transfer, to the Company (or as otherwise directed by the Company) Employee’s all such rights, title and interest in the Proprietary Rights. In addition, Employee shall deliver to the Company any and all drawings, notes, specifications and data relating to the Proprietary Rights. Whenever requested to do so by the Company, Employee shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall reasonably request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to any Proprietary Rights, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully-permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee. Employee further agrees not to charge the Company for time spent in complying with these obligations.

(c) To the extent Employee has any attribution, integrity, moral rights or the like in relation to any Proprietary Rights or any products, operation or business of the Company or its affiliate (collectively, the “Moral Rights”), Employee waives such Moral Rights. If Employee owns or controls any works or materials (collectively, the “Prior Materials”) and if any Prior Material is incorporated into or used with any Proprietary Rights or any products, operation or business of the Company or its affiliate, or if any Proprietary Rights are not solely and exclusively owned by the Company, then the Company and its parent, affiliates and subsidiaries are hereby granted a nonexclusive, fully-paid up, royalty-free, perpetual, irrevocable, sublicensable (for multiple tiers) license throughout the universe under the Prior Materials, the Proprietary Rights and all intellectual property and proprietary rights therein, to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, import, and exploit all works, products and services. The Company, its parent, affiliates and subsidiaries and its and their designees may create photographs and recordings of Employee in connection with any Proprietary Rights or any products, operation or business of the Company or any of its parent, affiliates and subsidiaries and may reproduce, use, modify, display, publish and distribute Employee’s name, voice, signature, photographs, and likeness produced or provided in the course of Employee’s employment with the Company as well as their derivative works and copies (collectively, the “Likenesses”), publicly and perpetually, in connection with any products, operation or business of the Company or any of its parent, affiliates and subsidiaries (including the use on or in products, merchandise or goods, or for purposes of advertising or selling, or soliciting purchases of, products, merchandise, goods or services). Employee waives and agrees not to assert any rights and claims Employee may have, before or after the date hereof, in or with respect to any Proprietary Rights, any Prior Materials or any Likenesses.

Mr. James Barge

As of August 1, 2023

(d) The provisions in Section 10 are applicable only to the maximum extent permitted by applicable law. Section 10 does not apply to an invention to the extent applicable to Employee and excluded by the applicable law. Employee acknowledges that California Labor Code Section 2870 provides that any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. Without limiting the foregoing, Employee agrees to abide by the provisions contained in the Handbook with respect to intellectual property.

11. ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio. Employee hereby acknowledges and agrees that the Company may, in its sole discretion, assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, spin-off, split-off, consolidation, issuance of a tracking stock or other related transaction). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement.

12. TRADE SECRETS

(a) Employee agrees that during and after Employee’s employment with the Company, Employee will hold in the strictest confidence, and will not use (except for the benefit of the Company during Employee’s employment) or disclose to any person, firm, or corporation (without written authorization of the CEO of Lions Gate) any Company Confidential Information. Employee understands that Employee’s unauthorized use or disclosure of Company Confidential Information during Employee’s employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. Employee understands that “Company Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Employee or to which Employee gained access while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, (iii) revenues, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts,

Mr. James Barge

As of August 1, 2023

manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and customer or client lists), (xiii) customer preferences and contact information, (xiv) the personnel information of other employees (including, but not limited to, skills, performance, discipline, and compensation), (xv) other copyrightable works, (xvi) all production methods, processes, technology and trade secrets, and (xvii) all similar and related information in whatever form. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges that, as between the Company and Employee, all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

(b) Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information (including, but not limited to, software, source and object code, developments, techniques, inventions, processes, technology, designs and drawings) or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

(d) Employee understands that nothing in this Agreement is intended to limit or restrict Employee’s rights as an employee to (i) discuss the terms, wages, and working conditions of Employee’s employment as protected by applicable labor laws; (ii) discuss or disclose information about unlawful conduct or acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; (iii) testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment if Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; or (iv) make disclosures to a government agency or self-regulatory authority that are protected under the whistleblower provisions of state or federal law or regulation. The Company has

Mr. James Barge

As of August 1, 2023

further advised Employee of Employee’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

13. CONFLICTING EMPLOYMENT

(a) Without limiting Section 9, Employee represents that Employee has no other agreements, relationships, or commitments to any other person or entity that conflict with Employee’s obligations to the Company under this Agreement or Employee’s ability to become employed and perform the services for which Employee is being hired by the Company. Employee further agrees that if Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Employee represents and warrants that after undertaking a careful search (including searches of Employee’s computers, cell phones, electronic devices, and documents), Employee has returned all property and confidential information belonging to all prior employers.

14. ARBITRATION

Any and all non-time barred, legally actionable disputes, controversies or claims arising under or in connection with this Agreement, the inception or termination of the Employee’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s enforcement, arbitrability, validity, interpretation or breach, default, or misrepresentation in connection with any of the provisions shall be settled exclusively by individual, final and binding arbitration pursuant to the Federal Arbitration Act

Mr. James Barge

As of August 1, 2023

(“FAA”), to be held in Los Angeles County, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions of this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab), to the fullest extent permitted by applicable law. Employee will be provided a hard copy of the JAMS rules upon request. The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment. All disputes or claims covered by this Agreement will be brought in the party’s individual capacity, meaning for injuries or violations directly experienced by the party. No claims may be initiated or maintained on a class action or collective action basis. The parties waive any rights to initiate or participate in a class action or collective action or as a member of any class action or collective action, whether such action is filed in arbitration or court, and, to the maximum extent permitted by law, will not be entitled to, and will decline to accept any recovery from, a class action or collective action, in any forum, concerning any dispute that could be asserted as a covered claim pursuant to this Agreement. The parties expressly and knowingly waive any right to submit, initiate, or participate in a representative action, or to bring a claim on a non-individual representative action basis in any forum, concerning any dispute that could be asserted as a covered claim pursuant to this Agreement, to the extent such a representative action waiver does not extinguish any substantive rights.

Mr. James Barge

As of August 1, 2023

Without limiting the generality of the foregoing, this Section does not require arbitration of: (a) claims that are not arbitrable as a matter of law such as claims for workers’ compensation benefits, unemployment compensation benefits, charges under the National Labor Relations Act or 9 U.S.C. §§ 401 or other claims not arbitrable under federal law; (b) claims that arise under any ERISA plan that contains its own internal appeal process; (c) claims for equitable or other provisional relief pending the outcome of arbitration by either the Employee or the Company; (d) claims filed with the California Department of Industrial Relations, the California Division of Labor Standards Enforcement, the Equal Employment Opportunity Commission, the California Civil Rights Division, the Department of Labor, the National Labor Relations Board, or any other similar agency, but only during such time such claims are pending in an agency proceeding (any dispute that is covered by this Agreement but not finally resolved by the agency must be submitted to binding arbitration pursuant to this Agreement); (e) claims for public injunctive relief as defined by applicable law; or (f) claims for non-individual claims for Labor Code violations under the Private Attorneys General Act that any employee (other than Employee) suffered.

15. INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Agreement, with the sole exception of Section 5 therein, which shall remain in full force and effect).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) Except for Section 14, which shall be governed by the FAA (both substantively and procedurally), this Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 14 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

Mr. James Barge

As of August 1, 2023

16. LIMIT ON BENEFITS

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits” for purposes of this Section 16) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, unless Employee has given prior written notice to the Company specifying a different order to effectuate the reduction of the Benefits (any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder), the Benefits shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”). Company and Employee shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by Company or Employee (provided Employee reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to any Benefits, Company and Employee shall use their reasonable efforts to cause the Accounting Firm to furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Unless Employee provides written notice to Company within ten (10) days of the delivery of the Determination to Employee that he disputes such Determination, the Determination shall be binding, final and conclusive upon Company and Employee.

Mr. James Barge

As of August 1, 2023

17. SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b) Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits by reason of Employee’s separation from service until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c) To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

(d) Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Each such payment is intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible as a “short-term deferral” pursuant to Treasury Regulation Section 1.409A-1(b)(4) and as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

(e) While it is intended that all payments and benefits provided under this Agreement to Employee will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Employee or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Employee further understands and agrees that Employee will be entirely responsible for any and all taxes on any benefits payable to Employee as a result of this Agreement.

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Mr. James Barge

As of August 1, 2023

Please acknowledge your acceptance of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE ENTERTAINMENT CORP.

/s/ Bruce Tobey
Bruce Tobey
Executive Vice President and General Counsel

AGREED AND ACCEPTED
Date:

/s/ James W. Barge
JAMES BARGE

Exhibit A

CONSULTING SERVICES AGREEMENT

Reference is hereby made to the employment agreement dated as of August 1, 2023 between Lions Gate Entertainment Corp. and James Barge (the “Prior Agreement”).

This Consulting Services Agreement (the “Agreement”) below shall only be in full force and effect pursuant to Section 1(d) of the Prior Agreement. If the Agreement becomes effective pursuant to Section 1(d) of the Prior Agreement, the terms of Mr. Barge’s consulting arrangement shall be as follows:

THIS AGREEMENT between James Barge (hereinafter referred to as “CONSULTANT”) and Lions Gate Entertainment Corp. (hereinafter referred to as “CLIENT”) shall commence upon the date the Term of the Prior Agreement terminates pursuant to the terms of the Prior Agreement (the “Commencement Date”).

WHEREAS, CLIENT desires to retain CONSULTANT for the purposes of rendering financial consulting services. CONSULTANT shall provide such consulting services as are customarily rendered by persons in CONSULTANT’s capacity in the entertainment industry, of which CONSULTANT has knowledge and experience.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Services

1.1 CONSULTANT’s Services hereunder shall be rendered to CLIENT commencing August 1, 2026 and ending on July 31, 2027 unless terminated earlier as set forth herein (the “Term”).

1.2 Termination

This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(A)	The mutual written agreement between CLIENT and CONSULTANT;

(B)	The death of CONSULTANT;

(C)	By CLIENT due to CONSULTANT’s refusal or inability to perform the Services under this Agreement or material breach of any provision of this Agreement; or

Mr. James Barge

As of August 1, 2023

Exhibit A 3

(D)	“Cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(1)	material breach of this Agreement or the Prior Agreement by CONSULTANT;

(2)

gross negligence or willful misconduct with respect to the CLIENT, its parent or its subsidiaries, which shall include, but is not be limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the CLIENT, its parent or its subsidiaries, violation of any fiduciary duty, and violation of any duty of loyalty; or,

(3)

any offense involving moral turpitude under federal, state or local laws, or which might tend to bring CONSULTANT to public disrepute, contempt, scandal or ridicule based on a commonly held standard of causing material harm to the CLIENT, its parent or its subsidiaries, including but not limited to, termination pursuant to Section 7 of the Prior Agreement;

Upon termination or expiration of the Term, neither CLIENT nor CONSULTANT shall have any remaining duties or obligations hereunder, except as provided in Sections 3-14 herein, and except that CONSULTANT shall deliver to CLIENT all completed and incomplete deliverables resulting from the Services, and CLIENT shall pay to CONSULTANT, within thirty (30) days of the effective date of termination, all undisputed amounts owing to CONSULTANT subject to CLIENT’s receipt of the respective invoice, if applicable. Following the termination or expiration of the Term, however caused, Sections 3-14 of this Agreement shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

1.3

CONSULTANT agrees that the acceptability or suitability of the Services provided by CONSULTANT hereunder is solely within the absolute discretion of CLIENT. In providing the Services, CONSULTANT shall be free from CLIENT’S control and direction both under the terms of this Agreement, in performance of the Services and in fact.

1.4	CONSULTANT agrees to communicate with CLIENT, on a regular basis established by CLIENT, the progress of any and all current projects.

Mr. James Barge

As of August 1, 2023

Exhibit A 4

1.5

CLIENT and CONSULTANT agree that CONSULTANT shall coordinate the Services to be provided hereunder with the CLIENT’s Chief Financial Officer (the “Designated Executive”), or CLIENT’s designee, but shall otherwise be free from CLIENT’s control and direction in connection with the performance of the Services under this Agreement.

1.6

CONSULTANT’s Services to CLIENT shall be on a non-exclusive basis and CONSULTANT shall not be precluded from rendering services to any other person or entity so long as such services do not interfere with the rendition of CONSULTANT’s Services to CLIENT hereunder. Notwithstanding the foregoing, CONSULTANT shall be precluded from providing international tax planning services for a so-called “major,” “mini-major” or independent motion picture and or television/streaming production and/or distribution company during the Term of this Agreement. For the sake of clarity, in the event of CLIENT’s spin-off, reverse spin-off, or sale prior to or during the Term, that results in two separate companies with separate management teams and separate boards of directors for each of the “Starz Business” (meaning, Starz’s Media Networks segment) and the “Studio Business” (meaning, CLIENT’s Motion Picture and Television Production segments), CONSULTANT shall be permitted to provide international tax planning services to the Starz Business.

2. Fees and Expenses

2.1

CONSULTANT shall provide the Services for the monthly rate of Forty-One Thousand Six Hundred Sixty-Six and 67/100 Dollars (for a total of Five Hundred Thousand and 00/100 Dollars ($500,000.00) for the Term) (the “Consulting Fees”), rendered in accordance with this Agreement. Invoices should be approved and submitted by the Designated Executive, and paid through CLIENT’s Accounting and Finance Department in accordance with CLIENT’s accounts payable policies then in effect, such payment to be made no later than thirty (30) days after the end of the month in which the Services were performed.

2.2

During the course of the Term, CONSULTANT’s Equity Awards (as defined in and granted pursuant to Section 5 of the Prior Agreement) shall continue to vest on their scheduled vesting dates in accordance with the terms and conditions of the Lions Gate 2023 Performance Incentive Plan (or any successor plan) and the applicable award agreements. For the avoidance of doubt, except as expressly provided herein, any portion of such Equity Awards that is not vested (and has not previously terminated) shall terminate upon the conclusion of the Term.

2.3

CLIENT shall reimburse CONSULTANT for CONSULTANT’s reasonable, out-of-pocket travel expenses incurred in connection with CONSULTANT’s approved activities pursuant to this Agreement, if such expenses are pre-approved (before the expense is incurred) by CLIENT. Any travel will require the advance request and approval of CLIENT prior to being booked. For the avoidance of doubt, in the event that CONSULTANT must travel, with the approval of their Designated Executive, CONSULTANT shall be reimbursed for CONSULTANT’s meals only and those of any authorized employee of CONSULTANT, up to ONE HUNDRED AND 00/100 DOLLARS ($100.00) per person per day. CLIENT shall make payment to CONSULTANT for reimbursement of expenses within thirty (30) days after receipt of each expense invoice submitted with appropriate supporting documentation.

Mr. James Barge

As of August 1, 2023

Exhibit A 5

2.4

With the exception of travel expenses as referenced in paragraph 2.3, CONSULTANT shall be responsible for all regular business expenses in connection with performing the Services under this Agreement, and CONSULTANT shall furnish any tools and materials necessary to, and will incur all expenses associated with, the performance of the Services including but not limited to telephone and internet expenses, and CLIENT shall not be obligated to pay any such expenses or to reimburse CONSULTANT for such expenses.

3. Consultant’s Status; Tax Matters

3.1

CLIENT and CONSULTANT acknowledge that CONSULTANT is an independent contractor. CONSULTANT is not nor shall be deemed to be an employee, agent, or representative of CLIENT. Without limiting the generality of the foregoing, CONSULTANT is not authorized to bind CLIENT to any liability or obligation or to represent that CONSULTANT has any such authority. CONSULTANT shall not be entitled to any of the benefits provided by CLIENT to its employees (including but not limited to, paid time off, health and welfare, retirement, severance and any other benefits plans or programs). CONSULTANT will not be considered an employee with regard to any laws concerning social security, disability insurance, unemployment compensation, federal, state or local income tax withholding or any other laws, regulations or orders relating to employees. CONSULTANT shall bear the exclusive responsibility for all obligations imposed upon CONSULTANT as an independent contractor by all applicable federal, state, or local laws, regulations or orders, including, without limitation, those relating to all federal, state and local income taxes, filing of all returns and reports, compliance with all employer obligations under the Affordable Care Act, unemployment insurance payments and all assessments, taxes, and other sums required of an independent contractor. CONSULTANT shall also be solely responsible for providing workers’ compensation insurance for CONSULTANT and CONSULTANT’S employees and agents, and shall indemnify and hold CLIENT harmless from and against any liability with respect to any of the above-mentioned. CONSULTANT, including any employees or agents of CONSULTANT, agrees that should CONSULTANT be found eligible for any employee benefits of CLIENT, CONSULTANT waives any rights to receive such benefits. Such waiver is a material term of this Agreement.

3.2

CONSULTANT shall, promptly upon commencement of the Services hereunder, furnish CLIENT with CONSULTANT’s social security number solely for the purpose of facilitating CLIENT’s payment of CONSULTANT’s invoices. CLIENT shall issue an IRS Form 1099 as required by law with respect to any compensation paid to CONSULTANT under this Agreement. CONSULTANT will indemnify CLIENT against any claims, damages, liabilities and expenses of any kind arising out of or in connection with CONSULTANT’s failure to discharge its obligations as an independent contractor, including for any tax obligations or tax assessments based on any payment made by CLIENT to CONSULTANT under this Agreement.

Mr. James Barge

As of August 1, 2023

Exhibit A 6

4. Assignment

This Agreement and the rights and obligations specified herein are not assignable by CONSULTANT or by operation of law without the prior written consent of CLIENT. CONSULTANT shall not delegate the performance of the Services (or any portion thereof) to any other person or entity absent written consent by CLIENT. CLIENT shall be free to assign this Agreement and its rights and obligations hereunder to any affiliate, subsidiary or successor entity.

5. Binding Effect

This Agreement shall be binding upon and inure to the benefit of the heirs, assigns (if any) and successors in interest of CLIENT.

6. Warranties

Except as herein specifically stated, there are no warranties made by either party, express or implied. CONSULTANT agrees (a) to provide the Services described herein according to the standard of care and competence provided by competent experienced consultants of good reputation and status equal to CONSULTANT’s; (b) that any material, designs, concepts, etc. contributed in the performance of CONSULTANT’s Services shall be wholly original with CONSULTANT and the use hereof by CLIENT will not in any way infringe upon or violate any rights whatsoever of any third person or entity; (c) that CONSULTANT will not employ any persons, contract for the purchase or lease of any material, nor make any agreement committing CLIENT to pay any sum of money or incur any other obligation whatsoever without first obtaining the prior written approval of CLIENT; and (d) CONSULTANT will perform the Services in accordance with applicable laws and regulations relating to CONSULTANT’S business and the performance of the Services, and in accordance with any policies of CLIENT applicable to contractors.

7. Allocation of Liability and Indemnity

7.1	CONSULTANT shall not be liable for failure to provide the Services set forth herein if such failure is due to force majeure, i.e., any cause or condition beyond CONSULTANT’s control.

7.2

CONSULTANT shall be liable for any and all loss, claim, damage, demand or expense whatsoever, arising out of or in connection with this Agreement, caused by the gross, willful or intentional negligence of CONSULTANT or the breach of any of the CONSULTANT’s warranties and representations in this Agreement.

Mr. James Barge

As of August 1, 2023

Exhibit A 7

7.3

TO THE MAXIMUM EXTENT PERMITTED BY LAW, CLIENT WILL NOT BE LIABLE TO CONSULTANT WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY, FOR: (a) ANY INCIDENTAL, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, EXTRAORDINARY, RELIANCE, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS; OR (b) ANY OTHER DAMAGES THAT IN THE AGGREGATE EXCEED ALL AMOUNTS PAID BY CLIENT TO CONSULTANT HEREUNDER.

8. Arbitration

8.1

Any controversy or claim between or among CONSULTANT and CLIENT arising out of or relating to this Agreement or any breach of this Agreement, excepting claims which may cause or threaten to cause irreparable harm to either party, shall be settled by final and binding arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. § 1, et seq. Arbitration shall be before a single JAMS Arbitrator and held in Los Angeles County, California, or at any other location mutually agreed upon by the parties. All claims must be filed in a party’s individual capacity and not as a representative or member of a class, collective or non-individual action.

8.2

The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from its Business and Commercial disputes panel.

8.3

Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The Arbitrator shall allow such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration.

8.4

At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. The Arbitrator’s award shall be subject to correction, confirmation or vacation, as provided by any applicable law governing judicial review of arbitration awards.

8.6

Except as set forth in Section 9, the parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

Mr. James Barge

As of August 1, 2023

Exhibit A 8

9. Injunctive Relief

CONSULTANT understands, acknowledges and agrees (A) that CONSULTANT’s services and the rights granted to CLIENT hereunder are of a special, unique, unusual and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by monetary damages in an action at law and (B) that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 9, CLIENT will suffer irreparable injury for which there is no adequate remedy at law, and accordingly CONSULTANT expressly agrees that CLIENT shall be entitled to seek injunctive relief and other equitable relief to prevent, or in the event of, a breach of this Agreement by CONSULTANT. CONSULTANT further acknowledges, however, that CLIENT shall have the right, in addition to immediate termination of this Agreement, to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

10. Confidential Information

10.1

CONSULTANT understands that indeterminable and irreparable harm may come to CLIENT from disclosure of any proprietary information of CLIENT and therefore shall treat all such information as confidential and proprietary to CLIENT (defined for the purpose of this Agreement as data or information relating to CLIENT’s business which is not generally available to the public). CONSULTANT shall not disclose to any party not authorized by CLIENT to have same nor shall CONSULTANT duplicate, copy or use for any purpose other than performance under this Agreement any confidential information of CLIENT of which CONSULTANT becomes aware in the course of rendering the Services hereunder. CONSULTANT agrees to take, at CLIENT’s request, all necessary and appropriate measures to ensure adherence with the terms of this paragraph. For purposes of this Section 10, “CLIENT” shall refer to CLIENT as well as its parent, affiliated and subsidiary entities. The contents of this Section shall survive the termination, cancellation or expiration of this Agreement.

10.2

Nothing in this Agreement shall waive a party’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when the party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Moreover, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The

Mr. James Barge

As of August 1, 2023

Exhibit A 9

DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit any rights under such federal law.

11. Results and Proceeds of Services and Intellectual Property

11.1

CONSULTANT hereby acknowledges, certifies and agrees that all works, results and proceeds of CONSULTANT’s Services hereunder, including all works of authorship, works in progress, derivative works, inventions, know-how, results, proceeds, audio, visual, audiovisual, pictorial and graphic works, videos, films, edits, content, collective works, translations, supplementary works, compilations, instructional texts, illustrations, editorial notes, sculptural, literary, musical, dramatic and choreographic works, pantomimes, motion pictures, phonorecords, recordings, elements, series, and segments, and any portions thereof conceived, reduced to practice, created, prepared or contributed by CONSULTANT, alone or with others, (a) within the scope of, in the course of, or resulting from relationship with CLIENT or provision of Services to CLIENT or (b) using, or resulting from any use of, CLIENT ENTITY’s equipment, supplies, facilities, time or information (collectively, the “Results”) as well as any and all rights therein (including any and all copyrights, patents, trade secrets, neighboring rights, trademarks, ownership, priority, publication, economic and exploitation rights, and other intellectual property or proprietary rights in or covering any Results, whether or not registered or published, including all applications, registrations, extensions, renewals, reversions and goodwill) throughout the universe, whether or not now or hereafter known, existing, contemplated, recognized or developed (collectively, together with the Results, the “Client Property”) are solely and exclusively owned by CLIENT, with the right to use the same in perpetuity in any manner CLIENT determines in its sole discretion without any further payment to CONSULTANT whatsoever.

11.2

For this Section 11, the term CLIENT means CLIENT and its successors and assigns, the term CLIENT ENTITIES means CLIENT and its parents, subsidiaries, predecessors and affiliates, and the term CLIENT ENTITY means any of CLIENT ENTITIES.

11.3

To the maximum extent permitted by law, CONSULTANT hereby irrevocably assigns, and agrees to assign, to CLIENT all rights, title and interest in and to the Client Property, and CLIENT has the right to use the same in perpetuity throughout the universe in any manner CLIENT may deem useful or desirable to establish or document CLIENT’s exclusive ownership of any and all rights in any of the Client Property, including, the execution of appropriate copyright and/or patent applications or assignments. To the extent CONSULTANT has any rights in the Client Property that cannot be assigned in the manner described above, CONSULTANT unconditionally and irrevocably waives the enforcement of such rights.

Mr. James Barge

As of August 1, 2023

Exhibit A 10

11.4

In connection with such assignments, at CLIENT’s request, CONSULTANT will execute and deliver such further documents and perform such further acts as may be or become necessary or desirable to effectuate the purposes of this Section 11 (including in connection with filing, obtaining, maintaining, defending and enforcing applications, registrations, and renewals). Without limiting CONSULTANT’s obligations hereunder, CONSULTANT hereby appoints CLIENT the true and lawful attorney-in-fact of CONSULTANT to execute and deliver any documents and perform any acts in the event CONSULTANT fails, is unavailable or refuses to do so in accordance with this Agreement (which appointment is coupled with an interest and is irrevocable) with full power of substitution and delegation. The compensation paid to CONSULTANT under Section 2 of this Agreement shall be deemed to be inclusive of the full and final consideration for this assignment.

11.5

CONSULTANT agrees to keep accurate and complete records relating to all Results and agrees at all times to promptly and fully disclose and describe the Client Property in writing to CLIENT in a form and in such detail as requested by CLIENT.

11.6

As for any attribution, integrity, disclosure, withdrawal, or rights generally known as “moral rights of authors” and any similar or analogous rights under the applicable laws of any country throughout the universe relating to the Services hereunder, any Client Property or CLIENT ENTITY’s products, services, operation or business (collectively, “Moral Rights”), to the maximum extent possible, CONSULTANT hereby irrevocably and unconditionally waives in perpetuity, including any extensions or reversions, if any, all Moral Rights and all rights resulting from any alleged violation of any Moral Rights. CONSULTANT shall not institute any action in connection with any Moral Rights, including any action on the ground that any changes, deletions, additions, or other use of any Services hereunder, any Client Property or CLIENT ENTITY’s products, services, operation or business violate any Moral Rights.

11.7

Additionally, all information, writings, records and any other documents made available to CONSULTANT in the performance of CONSULTANT’s Services, shall remain the sole and exclusive property of CLIENT.

11.8

If CONSULTANT owns, controls, or has interest in, any works or materials (collectively, the “Other Materials”) and if any Other Material is incorporated into, necessary or useful for, or used with, any Services hereunder, any Client Property, or CLIENT ENTITY’s products, services, operation or business, or if any Client Property is not solely and exclusively owned by CLIENT, then CLIENT ENTITIES are hereby granted a nonexclusive, fully-paid up, royalty-free, perpetual, irrevocable, sublicensable (for multiple tiers), transferable license throughout the universe under the Other Materials, the Client Property and all intellectual property and proprietary rights therein, to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell,

Mr. James Barge

As of August 1, 2023

Exhibit A 11

import, and exploit all works, materials, products and services. To the maximum extent permitted by law, CLIENT ENTITIES and designees may create photographs and recordings of CONSULTANT in connection with any Services hereunder, any Client Property, or CLIENT ENTITY’s products, services, operation or business during the relationship with CLIENT ENTITY and may copy, use, modify, prepare derivative works of, perform, publish, display and distribute CONSULTANT’s names, voice, signature, photographs, recordings, likeness and the like produced or provided in the course of relationship with CLIENT ENTITY as well as their derivative works and copies (collectively, the “Likenesses”), publicly and perpetually, in connection with CLIENT ENTITY’s products, services, operation or business (including the use on or in products, merchandise or goods, or for purposes of advertising or selling, or soliciting purchases of, products, merchandise, goods or services). CONSULTANT waives the right to inspect or approve any materials incorporating any Likeness. CONSULTANT waives and agrees not to assert any and all rights and claims CONSULTANT may have, before or after the date hereof, in or with respect to any Client Property, any Other Materials, or any Likenesses.

11.9	The provisions in this Section 11 are applicable only to the maximum extent permitted by applicable law.

12. Waiver

No waiver by either party hereto of any performance of the other party required hereunder or any default of either the terms hereof shall constitute or imply, whether by passage of time or otherwise, any further waiver of any other performance or default.

13. Notices

Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail, or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed as follows:

CONSULTANT’S MAILING ADDRESS:

CLIENT’S MAILING ADDRESS:

Lions Gate Entertainment Corp.

2700 Colorado Avenue Suite 200

Santa Monica, California 90404-3521

Mr. James Barge

As of August 1, 2023

Exhibit A 12

14. Integration, Amendment, Severability, Forum

14.1

This Agreement expresses the binding and entire agreement between CLIENT and CONSULTANT and shall replace and supersede all prior and contemporaneous agreements, arrangements and representations, either oral or written, as to the subject matter hereof.

14.2

Any change, modification or amendment hereto shall be valid only if in writing and signed by both parties. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation.”

14.3

If any provision of this Agreement is held to be invalid, void, or unenforceable, in whole or in part, by a court of competent jurisdiction, the parties agree that such provision shall be reformed or modified by such court so as to be rendered enforceable, to the maximum extent permitted by law. If any such provision cannot be reformed or modified, such invalid, void or unenforceable provision will be severed from this Agreement, and the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in any way. The language of this Agreement shall not be construed strictly for or against any party, but rather according to its fair meaning.

14.4

Except as otherwise set forth in this Agreement, this Agreement shall be governed by the laws of the State of California without regard to its rules regarding conflicts of law. To the extent any dispute involving any controversy or claim between or among CONSULTANT and CLIENT arising out of or relating to this Agreement or any breach of this Agreement is not arbitrable, CONSULTANT agrees that the state and federal courts located in Los Angeles County, California shall be the sole forum for any action for relief arising out of or pursuant to or to enforce or interpret, this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

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Mr. James Barge

As of August 1, 2023

Exhibit A 13

IN WITNESS WHEREOF, the parties have executed this Consulting Services Agreement as of the date first above written.

LIONS GATE ENTERTAINMENT CORP.

(“CLIENT”)

AGREED AND ACCEPTED

This ___ day of _____________, 202__

JAMES BARGE

(“CONSULTANT”)